SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         CAROLINA FIRST CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           CAROLINA FIRST CORPORATION

                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601



                                 March 21, 1997



Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Carolina First Corporation (the "Annual Meeting") to be held in the Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina, on Thursday, May 8, 1997 at 10:30 a.m.

         The attached Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting, we will report on the operations of Carolina First Corporation. Directors and officers of Carolina First Corporation, as well as representatives of KPMG Peat Marwick LLP, our independent auditors, will be present to respond to any questions shareholders may have.

         To ensure proper representation of your shares at the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote will be counted if you are unable to attend.


                                       Sincerely,



                                        /s/ Mack I. Whittle, Jr.
                                        Mack I. Whittle, Jr.
                                        President and Chief Executive Officer

                           CAROLINA FIRST CORPORATION

                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 1997



To the Shareholders of Carolina First Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Carolina First Corporation (the "Company") will be held on May 8, 1997 at 10:30 a.m., Greenville time, in the Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina for the following purposes:

         1. To set the number of Directors at ten and to elect three Directors to hold office until their respective terms expire or until their successors are duly elected and qualified;

         2. To consider and act upon a recommendation by the Board of Directors to amend the Articles of Incorporation to increase the Company's authorized common stock;

         3. To consider and act upon a recommendation by the Board of Directors to amend the Articles of Incorporation to increase the Company's authorized preferred stock; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Shareholders of record at the close of business on March 14, 1997 will be entitled to vote at the Annual Meeting.

                                             By Order of the Board of Directors,


                                             /s/ William S. Hummers III
                                             William S. Hummers III
                                             Secretary
Greenville, South Carolina
March 21, 1997

         PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                           CAROLINA FIRST CORPORATION
                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601


                             ----------------------

                                 PROXY STATEMENT
                             ----------------------



              ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 1997



         This Notice of Annual Meeting, Proxy Statement and Proxy (these "Proxy Materials") are being furnished to shareholders in connection with a solicitation of proxies by the Board of Directors of Carolina First Corporation (the "Company"). This solicitation is being made in connection with the Annual Meeting of Shareholders (the "Annual Meeting") to be held in the Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina at 10:30 a.m. on May 8, 1997. These Proxy Materials are being mailed on approximately March 25, 1997.

VOTING MATTERS
         Holders of record as of the close of business on March 14, 1997 of the Company's $1.00 par value common stock ("Common Stock") will be entitled to vote at the Annual Meeting. At the close of business on that day, 11,355,445 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one vote per share on each matter presented at the Annual Meeting or any adjournments thereof. Shareholders do not have cumulative voting rights. Shares of Common Stock may be voted in person or by proxy. The presence, either in person or by proxy, of holders of shares representing a majority of the outstanding Common Stock of the Company on March 14, 1997 is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Abstentions and broker non-votes have the same practical effect as a vote against with respect to the proposals to increase the number of authorized shares of common and preferred stock (described below), but have no effect on the votes respecting the other matter(s) to be voted upon at the meeting.

REVOCABILITY OF PROXY
         Shares represented by a properly executed proxy in the accompanying form and given by a shareholder, and not revoked, will be voted in accordance with such instructions. As stated in the Proxy, if a returned Proxy does not specify otherwise, the shares represented thereby will be voted in favor of all proposals set forth herein. Proxies may be revoked at any time prior to their being voted at the Annual Meeting by oral or written notice to William S. Hummers III at Carolina First Corporation, 102 South Main Street, Greenville, South Carolina 29601, (864) 255- 7913 or by execution and delivery of a subsequent proxy or by attendance and voting in person at the Annual Meeting.

SOLICITATION OF PROXIES
         This solicitation of proxies is made by the Company, and the Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. However, the Company has also engaged the firm of Shareholder Communications Corporation ("SCC") as proxy solicitors to assist the Company in this proxy solicitation. Employees of SCC may contact shareholders by mail, by telephone or through personal solicitation. The Company expects to pay SCC approximately $12,000 in connection with such solicitation. Proxies may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending these Proxy Materials to beneficial owners of the shares.

                              ELECTION OF DIRECTORS
                               ITEM 1 ON THE PROXY

NOMINATIONS FOR ELECTION OF DIRECTORS
       The Company's Board of Directors is currently comprised of ten persons. The Company's Articles of Incorporation provide that in the event that the Board of Directors is comprised of nine or more persons the Board of Directors shall be divided into three classes of Directors with each class being elected for staggered three-year terms. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes.

IDENTIFICATION OF NOMINEES
       Management proposes to nominate to the Board of Directors the three persons listed as Nominees in the table below. Each of the Nominees is currently serving as a Director. Each Nominee, if elected, will serve until the expiration of his respective term and until his successor is duly qualified. Unless authority to vote with respect to the election of one or more Nominees is "WITHHELD," it is the intention of the persons named in the accompanying Proxy to vote such Proxy for the election of these Nominees. Management believes that all such Nominees will be available and able to serve as Directors. However, should any Nominee become unable to accept election, it is the intention of the person named in the Proxy, unless otherwise specifically instructed in the Proxy, to vote for the election of such other persons as management may recommend. The following table sets forth the names and ages of the Nominees for Directors and the Directors continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a Director.


NAME                                  AGE  POSITION OR OFFICE WITH THE COMPANY    DIRECTOR SINCE

NOMINEES FOR DIRECTORS
       (FOR TERMS EXPIRING IN 2000)
M. Dexter Hagy                        53   Director                                    1993
H. Earle Russell, Jr.                 55   Director                                    1997
William R. Timmons, Jr.               73   Chairman of the Board of Directors          1986

DIRECTORS CONTINUING IN OFFICE
       (FOR TERMS EXPIRING IN 1998)
Judd B. Farr                          71   Director                                    1994
C. Claymon Grimes, Jr.                74   Director                                    1990
Elizabeth P. Stall                    65   Director                                    1986
Mack I. Whittle, Jr.                  48   President, Chief Executive Officer          1986
       (FOR TERMS EXPIRING IN 1999)
William S. Hummers III                51   Executive Vice President, Secretary         1990
Charles B. Schooler                   68   Director                                    1990
Eugene E. Stone IV                    58   Director                                    1996

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The Board held eight meetings in 1996. No Director attended less than 75% of such meetings.

       The Board has an Audit Committee which reviews the audit plan, the results of the audit engagement of the Company's accountants, the scope and results of the Company's procedures for internal auditing and internal control, and the internal audit reports of the Company's subsidiaries. The Audit Committee is currently comprised of Messrs. Grimes, Schooler and Russell. The Audit Committee met twice during 1996. All current members were present at each of the meetings.

       The Board has a Compensation Committee which reviews the Company's compensation policies and makes recommendations regarding senior management compensation. Its report is set forth herein. The Compensation Committee is currently comprised of Mr. Stone and Ms. Stall. The Compensation Committee met twice during 1996. All current members were present at both meetings. No members of the Compensation Committee are officers or employees of the Company or its subsidiaries.

       The Board has a Nominating Committee comprised of Mr. Whittle, Mr. Timmons, Ms. Stall and Mr. Hagy. The Nominating Committee did not meet during 1996. The Nominating Committee will consider nominees recommended by security holders. Any such recommendations should be made in writing and delivered to the Company's principal offices before December 1 of each year.

                       INCREASE IN AUTHORIZED COMMON STOCK
                               ITEM 2 ON THE PROXY


       The Board has determined that the Company's Articles of Incorporation should be amended to increase the authorized Common Stock of the Company from 20,000,000 shares to 100,000,000 shares. At the close of business on March 14, 1997, there were 11,355,445 shares of Common Stock outstanding. The Company intends to issue approximately 500,000 shares of Common Stock to the shareholders of Lowcountry Savings Bank, Inc., which is being acquired by the Company in a pending acquisition. The Company may also issue shares in connection with its Common Stock Dividend Reinvestment Plan, Directors' Stock Option Plan, Employee Stock Purchase Plan, Restricted Stock Plan and Stock Option Plan (as provided by their respective terms). The Company is also obligated to issue approximately 71,000 shares pursuant to outstanding warrants assumed by the Company in connection with its acquisition of Midlands National Bank. The Company may be obligated to issue an undetermined, but potentially large, number of shares of Common Stock under the Shareholder Rights Agreement (the "Rights Plan") if certain triggering events occur. The Rights Plan was adopted in November 1993 to enhance the ability of the Board of Directors to protect the shareholders against attempts to acquire the Company by means of unfair or abusive tactics.

       If approved, the increased number of authorized shares of Common Stock will be available for issuance from time to time for such purposes and consideration as the Board may approve. No further vote of the shareholders of the Company will be required, except as provided under South Carolina law or the rules of the National Association of Securities Dealers. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of shareholders at a special meeting, will afford the Company the means of raising additional capital. It will also facilitate acquisitions of financial institutions that the Company may seek to acquire using Company Common Stock rather than cash. Furthermore, additional common shares could be used by the Board in the implementation of the Rights Plan. The Rights Plan could be used to impede attempts by third parties, which are deemed unsuitable by the Board, from gaining control of the Company.

       The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock currently authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional shares of Common Stock which may be issued by the Company. If the proposal is approved, an amendment to the Company's Articles of Incorporation substantially in the form of the common stock amendment set forth on Exhibit A hereto would be filed with the South Carolina Secretary of State.

       The Board has no present intention of issuing any additional shares of Common Stock, other than as described above. No executive officer or Director of the Company has any financial or other personal interest in this proposal.

ADOPTION OF INCREASED COMMON SHARES

        The adoption of this proposed amendment authorizing additional shares of Common Stock requires the affirmative vote of holders of two-thirds of the Common Stock outstanding on March 14, 1997. Abstentions and broker non-votes will count as a vote against the proposal.

RECOMMENDATION

       THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION INCREASING THE AUTHORIZED COMMON STOCK OF THE COMPANY TO 100,000,000 SHARES.

                     INCREASE IN AUTHORIZED PREFERRED STOCK
                               ITEM 3 ON THE PROXY


       The Board has determined that the Company's Articles of Incorporation should be amended to increase the authorized preferred stock of the Company from 10,000,000 shares to 25,000,000 shares. At the close of business on March 14, 1997, no shares of preferred stock were outstanding. In the past, the Company has issued shares of preferred stock to raise capital. All of these previously-issued shares of preferred stock have been converted into Common Stock.

       If approved, the increased number of authorized shares of preferred stock will be available for issuance from time to time for such purposes and consideration as the Board may approve. No further vote of the shareholders of the Company will be required, except as provided under South Carolina law or the rules of the National Association of Securities Dealers. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of shareholders at a special meeting, will afford the Company the means of raising additional capital. Furthermore, additional preferred shares could be utilized by the Board for purposes of defending against any hostile or abusive takeover threats.

       The Company's preferred stock is "blank check" preferred stock and may have such terms, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates, and other rights, preferences and limitations, as determined by the Board in its sole discretion. The Board also has the sole authority to issue such shares of preferred stock to whomever and for whatever purposes it deemed appropriate. If the proposal is approved, an amendment to the Company's Articles of Incorporation substantially in the form of the preferred stock amendment set forth on Exhibit A hereto would be filed with the South Carolina Secretary of State.

       The Board has no present intention of issuing any additional shares of preferred stock. No executive officer or Director of the Company has any financial or other personal interest in this proposal.

ADOPTION OF INCREASED PREFERRED SHARES

        The adoption of this proposed amendment authorizing additional shares of preferred stock requires the affirmative vote of holders of two-thirds of the Common Stock outstanding on March 14, 1997. Abstentions and broker non-votes count as a vote against the proposal.

RECOMMENDATION

       THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION INCREASING THE AUTHORIZED PREFERRED STOCK OF THE COMPANY TO 25,000,000 SHARES.

                               EXECUTIVE OFFICERS

       The Company's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. The following persons serve as executive officers of the Company.


                               COMPANY OFFICES                                       COMPANY
NAME                     AGE   CURRENTLY HELD                                     OFFICER  SINCE

Mack I. Whittle, Jr.      48   President and Chief Executive Officer                  1986
William S. Hummers III    51   Executive Vice President, Secretary                    1988
James W. Terry, Jr.       49   President of Carolina First Bank                       1991
David L. Morrow           47   Executive Vice President of Carolina First Bank        1992
Joseph C. Reynolds        51   President of Carolina First Mortgage Company           1993


BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

        Mr. Farr is the owner and President of Greenco Beverage, Inc., a distributorship headquartered in Greenville, South Carolina. Mr. Farr has served as President since the opening of Greenco Beverage, Inc. in 1965.

        Mr. Grimes is an attorney in private practice in Georgetown, South Carolina.

         Mr. Hagy is a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995, and President of Vaxa Corporation, an investment holding company formed in 1987, located in Greenville, South Carolina. Since January 1996, Mr. Hagy has been Chairman and Chief Executive Officer of BPM Technology, Inc., a development stage producer of printing equipment used in engineering design offices.

         Mr. Hummers joined the Company in June 1988 in his present capacity. From 1986 to 1988, he was Vice President - Management Reporting with First Union Corporation, Charlotte, North Carolina. From 1982 to 1986, he was Senior Vice President and Controller with Southern Bank and Trust which was acquired by First Union National Bank of South Carolina in 1986. He is also a director of World Acceptance Corporation.

        Mr. Morrow currently serves as Executive Vice President and a Director of Carolina First Bank. From 1992 until the merger of Carolina First Savings Bank, F.S.B. into Carolina First Bank in February 1995, Mr. Morrow served as the President of Carolina First Savings Bank, F.S.B. From 1988 to 1992, Mr. Morrow was Vice President/City Executive for First Union National Bank of South Carolina in Hilton Head, South Carolina.

        Mr. Reynolds has served as President of Carolina First Mortgage Company since 1993. From 1984 until 1993, Mr. Reynolds was Senior Vice President and Chief Mortgage Banking Officer at South Carolina Federal Savings Bank, F.S.B. in Columbia, South Carolina.

         Dr. Russell is a surgeon in Greenville, South Carolina.

         Dr. Schooler is an optometrist in Georgetown, South Carolina.

         Ms. Stall is a private investor in Greenville, South Carolina.

        Mr. Stone has served as the CEO of Stone Manufacturing Company, a company which owns Umbro International, a world-wide soccer company, and Stone Apparel, an apparel company, since 1977. Mr. Stone is a director of the Liberty Corporation.

        Mr. Terry has served as the President and a Director of Carolina First Bank since 1991. From 1986 to 1991, Mr. Terry was Senior Vice President and Regional Executive for First Union National Bank of South Carolina in Greenville, South Carolina.

        Mr. Timmons is Chairman of Canal Insurance Company, a nationwide insurer of commercial motor vehicles ("Canal"). From 1947 until 1993, Mr. Timmons served as Canal's First Vice President and Secretary.

        Mr. Whittle has been President and CEO of the Company since its organization in 1986. From 1986 until 1991, Mr. Whittle also served as President of Carolina First Bank. Mr. Whittle previously served as Senior Vice President and Regional Officer for Bankers Trust of South Carolina (currently NationsBank) from 1982 until May 1986, when he resigned his position in order to organize the Company.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

         During 1996, non-officer Directors received an annual fee of $13,200, plus $500 for each Board of Directors' meeting attended. Directors who attended committee meetings received $250 per meeting. Pursuant to the Directors' Stock Option Plan (the "DSOP"), all non-employee Directors received options to purchase 1,200 shares (adjusted for a six-for-five stock split) on May 3, 1996, which options had an exercise price equal to the fair market value of the Common Stock on the date of grant.


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth information concerning all compensation paid by the Company and its subsidiaries during the fiscal years ended December 31, 1994, 1995 and 1996, to the Company's CEO and to each of the four most highly compensated executive officers other than the CEO (collectively the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries.



                                              Long Term Compensation

                                           Annual Compensation                       Awards                    Payouts


                                                                  Other       Restricted     Securities                   All
                                                                 Annual         Stock        Underlying      LTIP        Other
           Name and                       Salary     Bonus       Compen-        Awards        Options/     Payouts    Compensation
      Principal Position         Year      ($)        ($)        sation          ($)          SARs (#)       ($)          ($)
      ------------------         ----     -----      -----      --------        -----         --------      -----         ----

Mack I. Whittle, Jr.            1996       274,520     28,342      (1)             --             --          --       408,559 (3)
President, Chief Executive      1995       264,340     40,320      (1)          87,413 (2)    11,867      87,404        33,877
Officer                         1994       244,989    125,875      (1)         150,000 (2)        --          --        30,324

William S. Hummers III          1996       171,145     17,006      (1)             --             --          --       127,459 (5)
Executive Vice President        1995       163,485     24,360      (1)          52,815 (4)     7,242      52,807        30,437
                                1994       152,450     75,525      (1)          90,000 (4)        --          --        29,724

James W. Terry, Jr.             1996       175,920     18,530      (1)             --             --          --        25,806 (7)
President                       1995       174,515     55,874      (1)          41,055 (6)     5,630      41,059        26,612
Carolina First Bank             1994       161,350     71,050      (1)          60,000 (6)        --          --        25,761
David L. Morrow                 1996       144,790     12,754      (1)             --             --          --        23,177 (9)
Executive Vice President        1995       133,700     36,085      (1)          30,205 (8)     4,141      30,198        14,369
Carolina First Bank             1994       126,450     44,686      (1)          60,000 (8)        --          --        15,324
Joseph C. Reynolds              1996       148,110     22,788      (1)             --             --          --        12,115 (11)
President, Carolina First       1995       136,500    111,282      (1)         31,780 (10)     4,360      31,788        14,825
Mortgage Company                1994       128,200     13,382      (1)         60,000 (10)        --          --        13,824



(Footnotes to table)

(1) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.

(2) Pursuant to the Company's Restricted Stock Agreement Plan (the "Restricted Stock Plan"), Mr. Whittle was awarded 12,600 shares and 5,994 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). Each of these awards was granted for nominal consideration and vests 20% per year over a period of 5 years from the date of the award. At December 31, 1996, Mr. Whittle held a total of 17,636 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value as of December 31, 1996 of $284,670. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(3) This amount is comprised of (i) $9,200 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Whittle to match fiscal 1996 pre-tax deferral contributions, all of which was vested, (ii) $2,937 contributed to the Company's Employee Stock Ownership Plan (the "ESOP"),
       (iii) $15,000 in premiums paid by the Company on behalf of Mr. Whittle with respect to insurance not generally available to all Company employees, and (iv) 433,434 shares of common stock of Affinity Technology Group, Inc. ("Affinity") awarded to Mr. Whittle by the Company. The value of the Affinity award was determined by an independent third-party appraisal to be $.88 per share as of the date of grant. Mr. Whittle received this special one-time grant to reward his efforts in obtaining the Company's ownership position in Affinity.

(4) Pursuant to the Restricted Stock Plan, Mr. Hummers was awarded 7,560 shares and 3,622 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). Each of these awards was granted for nominal consideration and vests 20% per year over a period of 5 years from the date of the award. At December 31, 1996, Mr. Hummers held a total of 10,306 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value as of December 31, 1996 of $166,414. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(5) This amount is comprised of (i) $6,914 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Hummers to match fiscal 1996 pre-tax deferral contributions, all of which was vested, (ii) $2,937 contributed to the ESOP, (iii) $15,000 in premiums paid by the Company on behalf of Mr. Hummers with respect to insurance not generally available to all Company employees, and (iv) 116,600 shares of Affinity common stock awarded to Mr. Hummers by the Company. The value of the Affinity award was determined by an independent third-party appraisal to be $.88 per share as of the date of grant. Mr. Hummers received this special one-time grant to reward his efforts in obtaining the Company's ownership position in Affinity.

(6) Pursuant to the Restricted Stock Plan, Mr. Terry was awarded 5,040 shares and 2,815 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). Each of these awards was granted for nominal consideration and vests 20% per year over a period of 5 years from the date of the award. At December 31, 1996, Mr. Terry held a total of 6,912 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value at December 31, 1996 of $111,601. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(7) This amount is comprised of (i) $7,869 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Terry to match fiscal 1996 pre-tax deferral contributions, of which all was vested, (ii) $2,937 contributed to the ESOP, and (iii) $15,000 in premiums paid by the Company on behalf of Mr. Terry with respect to insurance not generally available to all Company employees.

(8) Pursuant to the Restricted Stock Plan, Mr. Morrow was awarded 5,040 shares and 2,071 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). Each of these awards was granted for nominal consideration and vests 20% per year over a period of 5 years from the date of the award. At December 31, 1996, Mr. Morrow held a total of 5,580 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value at December 31, 1996 of $90,095. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(9) This amount is comprised of (i) $5,240 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Morrow to match fiscal 1996 pre-tax deferral contributions, of which 80% was vested, (ii) $2,937 contributed to the ESOP, and (iii) $15,000 in premiums paid by the Company on behalf of Mr. Morrow with respect to insurance not generally available to all Company employees.

(10) Pursuant to the Restricted Stock Plan, Mr. Reynolds was awarded 5,040 shares and 2,179 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). This award was granted for nominal consideration and vests 20% per year over a period of 5 years from the date of the award. At December 31, 1996, Mr. Reynolds held a total of 6,398 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value at December 31, 1996 of $103,308. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(11) This amount is comprised of (i) $6,178 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Reynolds to match fiscal 1996 pre-tax deferral contributions, of which 60% was vested, and (ii) $2,937 contributed to the ESOP.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       Decisions with respect to the compensation of the Company's Named Executive Officers are made by the Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. All decisions of the Compensation Committee relating to compensation are reviewed by the full Board of Directors. Set forth below is a report submitted by the Compensation Committee which addresses the Company's compensation policies for 1996 with respect to Mr. Whittle as CEO, as well as the Named Executive Officers as a group.

                          COMPENSATION COMMITTEE REPORT

GENERAL COMPENSATION POLICIES AND SPECIFIC GUIDELINES. The Compensation Committee believes that compensation programs and practices should reflect and reinforce the basic mission and nature of the Company, its management and operating philosophies, and its business strategies. Accordingly, the Company's compensation programs and actual pay practices should be consistent with and supportive of executives who are entrepreneurial, innovative, visionary, and profit and growth driven. The Company's compensation programs and practices also are designed to compensate executives for actions deemed to promote long-term shareholder value. These beliefs require that compensation arrangements be structured to: (1) provide competitive levels of compensation opportunity which are reflective of the degree of risk inherent in the Company's business plan and the contributions expected from senior executives; (2) integrate pay with the Company's business strategies, short-term and long-term performance goals, and results; (3) reward corporate and business unit performance achievements; and
(4) recognize and reward individual initiative, responsibility and achievements. These beliefs also require that the Compensation Committee pay specific attention to the facts and circumstances associated with corporate, business unit and individual performance achievements and take such actions as necessary to ensure that appropriate compensation is provided through the Company's regular compensation programs or through special arrangements as may be required.

The Compensation Committee endorses the position that equity ownership by management, and equity-based performance compensation arrangements, are beneficial in aligning managements' and shareholders' interest. It is the Company's policy not to pay compensation in excess of the amounts referenced in
Section 162(m)(4) of the Internal Revenue Code of 1986, as amended.

In determining 1996 compensation, the Compensation Committee utilized, among other things, guidelines set forth in the Company's Short-Term Management Performance Plan (the "Short-Term Plan") and the Company's Long-Term Management Performance Plan (the "Long-Term Plan"). The Short-Term Plan is designed to aid the Board of Directors and the Compensation Committee in determining appropriate levels of bonus compensation for key employees based on the short-term performance achieved by the Company, the business unit and the individual. The purpose of such short-term bonus compensation is to recognize and reward those key employees of the Company who contribute substantially to the Company's achievement of short-term objectives which may be financial, operational and/or strategic in nature. The Long-Term Plan is designed so that it can be used by the Compensation Committee in the manner which best supports the Company's long-term strategies and provides rewards to senior executives which are commensurate with the degree of performance risk inherent in the business strategy and the actual performance achieved. Compensation payable under the Long-Term Plan is comprised principally of equity.

Base salaries are set by the Board, after recommendation by the Compensation Committee, and are intended to reflect individual performance and responsibility and to represent compensation believed by the Compensation Committee to be appropriate if the Named Executive Officers perform in a fully acceptable manner. Consideration is given to compensation paid to executives of financial institutions similar in size and character to the Company.

The Company does not have "executive officers" other than the Named Executive Officers. However, compensation under the Short-Term Plan and Long-Term Plan is payable to both executive and non-executive officers.

RELATIONSHIP OF PERFORMANCE TO EXECUTIVE COMPENSATION. Company performance is an integral part in determining the compensation of Named Executive Officers. A significant portion of the Named Executive Officers' total compensation is incentive compensation as determined under the Short-Term Plan and the Long-Term Plan.

The Short-Term Plan establishes a point system which determines cash bonus awards based on the extent to which the Company met certain performance goals. These performance goals, which were recommended by the Compensation Committee and adopted by the Board, were set at the beginning of 1996 and were designed to represent what the Compensation Committee considered to be outstanding levels of Company performance. The Short-Term Plan provides that the Named Executive Officers will receive from 35% to 50% of their base salary in incentive cash compensation if 100% of the performance goals are met. Incentive compensation generally becomes payable on a graduated scale when the Company (or in certain cases a Company subsidiary) achieves 85% of the established performance goals. The performance goals under the Short-Term Plan for 1996 related to (i) earnings per share, (ii) return on average equity, (iii) development of retail banking alternative delivery systems, (iv) nonperforming assets as a percentage of total loans (asset quality goal), and (v) noninterest expense as a percentage of net interest income plus noninterest income (efficiency goal).

The Long-Term Plan is structured with three-year "performance cycles" with compensation payable at the end of such cycles. The first performance cycle ended December 1995 and compensation was paid to the Named Executive Officers with respect to this cycle in January 1996. In 1994, the Board of Directors adopted goals for the second cycle, which covers 1995 through 1997. The performance goals under the Long-Term Plan for the 1995-1997 cycle relate to (i) earnings growth, (ii) presence in certain markets in the state, (iii) nonperforming assets as a percentage of total loans, and (iv) noninterest expense as a percentage of net interest income plus noninterest income.

COMPENSATION PAID DURING 1996. Compensation paid the Named Executive Officers in 1996 consisted of the following elements: base salary, bonus, options, restricted stock, matching contributions paid with respect to the Company's 401(k) Plan, payments made pursuant to the Company's ESOP and, for certain officers, special Affinity stock awards. Payments under the Company's 401(k) Plan and ESOP are made to all employees on a non-discriminatory basis. The Company also has certain broad based employee benefit plans in which Named Executive Officers participate, as well as certain executive officer retirement, life and health insurance plans. The value of these items is set forth in the Summary Compensation Table above under "All Other Compensation." Named Executive Officers also may have received perquisites in connection with their employment. However, such perquisites totaled less than 10% of their cash compensation in 1996. Except for bonuses, options and restricted stock, the foregoing benefits and compensation are not directly or indirectly tied to Company performance.

During 1996, under the Short-Term Plan, the Company achieved 88% of its earnings per share goal, 96% of its return on average equity goal, 100% of its retail banking alternative delivery systems goal, 114% of its asset quality goal, and 99% of its efficiency goal. Based on Company performance, the Named Executive Officers received bonuses ranging from 10.25% to 17.54% of their annual base salaries (excluding automobile allowances). All bonuses were determined in accordance with the terms of the Short-Term Plan.

MR. WHITTLE'S 1996 COMPENSATION. Mr. Whittle's 1996 compensation consisted of a base salary, cash bonus, the value of previously-granted restricted stock which became transferrable, certain perquisites (which did not exceed 10% of his base salary and bonus), a special Affinity stock award, and the various forms of other compensation set forth in the preceding paragraph which were available generally to all employees. Mr. Whittle's base salary of $274,250 (which includes an automobile allowance of $24,250) was determined by the Compensation Committee at the beginning of 1996. It was based in part on compensation levels of other chief executive officers and is believed to be comparable thereto. Mr. Whittle's cash bonus was determined in accordance with the Short-Term Plan. Mr. Whittle's bonus, if all applicable Company performance goals were fully achieved, would have been 50% of his base salary (excluding his automobile allowance), or $125,000. As weighted for Mr. Whittle, the performance results resulted in a cash bonus of $28,342.

SPECIAL AFFINITY STOCK AWARDS. On January 24, 1996, the Board of Directors awarded 6,289 shares (before a 106- for-1 stock split) of common stock of Affinity Technology Group, Inc. ("Affinity") to Mr. Whittle, Mr. Hummers, and one non-executive officer of the Company, who were deemed to be most responsible for the Company's investment in Affinity. The value of the Affinity award was determined by an independent third-party appraisal to be $.88 per share as of the date of grant, for an aggregate award of approximately $587,000. The Board determined that the Affinity stock awards were appropriate to reward entrepreneurial behavior, to keep quality officers from leaving the Company for greater personal reward when presented with entrepreneurial opportunities like the Affinity investment, and to encourage officers to continue to locate Affinity-type investments. The Committee believes that granting Affinity stock to these officers instead of cash or other consideration was appropriate insofar as it caused the value of this one-time bonus to track the value that the officers had created for the Company.

The Committee believes that the Company's strong performance during 1996 was directly related to Mr. Whittle's and the other Named Executive Officers' leadership and believes that all compensation paid to Mr. Whittle and the other Named Executive Officers was warranted.


Compensation Committee:   Elizabeth P. Stall, Eugene E. Stone IV

STOCK OPTIONS AND LONG-TERM INCENTIVE PLAN AWARDS

       The Company did not grant any stock options under any stock option plan or award any amounts under the Long-Term Plan to any executive officer in 1996.


EMPLOYMENT CONTRACTS

NONCOMPETITION, SEVERANCE AND EMPLOYMENT AGREEMENTS
       The Company has entered into substantially similar Noncompetition, Severance and Employment Agreements (individually, the "Agreement") with Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr. and David L. Morrow (each an "Executive"). The Agreement is summarized below. However, this summary is qualified in its entirety by reference to the Agreement itself, a copy of which may be obtained, without charge, by written request to the Company at its principal executive offices, Attn: William S. Hummers III. The Agreement has a rolling term of three years (the "Term") and extends automatically unless either party causes the Term to be a fixed three year term. Under the Agreement, the Executive is given duties and authority typical of similar executives and the Company is obligated to pay the Executive an annual salary determined by the Board, such incentive compensation as may become payable to the Executive under the Company's Short-Term Plan and Long-Term Plan, and certain other typical executive benefits.

       The Executive may terminate the Agreement if (i) the Company breaches the Agreement, (ii) there is a VOLUNTARY TERMINATION, or (iii) there is an INVOLUNTARY TERMINATION (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Executive Reasons"). If an Executive terminates his employment other than for Legitimate Executive Reasons, the Company's obligations under the Agreement cease as of the date of such termination and the Executive becomes subject to the noncompetition provisions described below. If an Executive terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, the Executive is entitled to receive an amount generally equal to three years compensation. If an Executive terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, the Executive is entitled to receive an amount generally equal to one year's compensation. "INVOLUNTARY TERMINATION" is defined as the Executive's termination of his employment following a change in control (as defined in the Agreement) due to
(i) a change in the Executive's responsibilities, position or authority, (ii) a change in the Term, (iii) a reduction in the Executive's compensation, (iv) a forced relocation of the Executive outside the Executive's area, (v) a significant increase in the Executive's travel requirements, (vi) an attempted termination for "cause" that violates the Agreement, (vii) the Company's insolvency, or (viii) the Company's breach of the Agreement. "VOLUNTARY TERMINATION" is defined as the Executive's termination of his employment following a change in control which is not the result of any of clauses (i) through (viii) set forth in the definition of Involuntary Termination above. The Company may terminate the Agreement at any time during its Term (i) for "cause" (as defined in the Agreement), (ii) if the Executive becomes disabled (generally unable to perform Company duties on a full-time basis for six months), or (iii) upon the Executive's death (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Company Reasons"). If the Company terminates an Executive's employment for Legitimate Company Reasons, the Company's obligations under the Agreement cease as of the date of termination, except that if the Executive is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If the Company terminates an Executive other than for Legitimate Company Reasons after a change in control, the Executive is entitled to receive as severance upon such termination, such amounts as would be payable in the event of an Involuntary Termination. If the Company terminates the Executive other than for Legitimate Company Reasons but in the absence of a change in control, the Executive shall be entitled to receive as severance upon such termination, the aggregate compensation and benefits that would have been payable under the Agreement for the remaining Term of this Agreement. In the event of termination pursuant to clauses (i) or (iii) of the Legitimate Executive Reasons, or in the event of termination other than for Legitimate Company Reasons, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company generally become vested and released from all conditions and restrictions, and
(B) the Executive is credited with Company service for the remaining Term of the Agreement for the purposes of the Company's benefit plans.

       In the event that an Executive's employment is terminated before a change in control voluntarily by the Executive or by the Company for cause, then the Executive may not, for a period of one year following such termination of employment, become employed by any insured depository institution which conducts certain business activities in South Carolina or interfere with or otherwise compete against the Company or its operations in violation of the provisions set forth in the Agreement. The Agreement also imposes certain confidentiality obligations on the Executive.


PERFORMANCE GRAPH

       The following graph sets forth the performance of the Company's Common Stock for the five year period from December 31, 1991 through December 31, 1996 as compared to the Nasdaq Market Composite Index and an index comprised of all NASDAQ commercial banks and bank holding companies. All stock prices reflect the reinvestment of cash dividends.

(Performance Chart appears here. Plot points are below.)


                 12/91      12/92      12/93      12/94      12/95      12/96

CFC              100.000   157.461    168.611    193.482   253.516     280.961

Nasdaq Market    100.000   116.378    133.595    130.587   184.674     227.164

Nasdaq Bank      100.000   145.551    165.989    165.385   246.319     325.600
Stocks

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       COMMON STOCK. The following table sets forth as of March 14, 1997 information with respect to the Common Stock owned beneficially or of record by each of the Directors and Nominees individually, by the Named Executive Officers and by all Directors and executive officers of the Company as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to shares listed. There are no persons known to the Company to own beneficially 5% or more of the Common Stock.


                                                      AMOUNT AND NATURE              PERCENT
NAME OF BENEFICIAL OWNER                              OF BENEFICIAL OWNERSHIP      OF CLASS (1)
------------------------                              -----------------------      ------------

Judd B. Farr                                                 111,045  (2)                 *
C. Claymon Grimes, Jr.                                        59,969  (3)                 *
M. Dexter Hagy                                                10,731  (4)                 *
William S. Hummers III                                        58,979  (5)                 *
David L. Morrow                                               21,448  (6)                 *
Joseph C. Reynolds                                            22,970  (7)                 *
H. Earle Russell, Jr.                                          4,696  (8)                 *
Charles B. Schooler                                           35,053  (9)                 *
Elizabeth P. Stall                                            44,856 (10)                 *
Eugene E. Stone IV                                             1,920 (11)                 *
James W. Terry, Jr.                                           33,635 (12)                 *
William R. Timmons, Jr.                                      297,480 (13)               2.62%
Mack I. Whittle, Jr.                                         168,853 (14)               1.49%

ALL DIRECTORS/EXECUTIVE OFFICERS AS A GROUP (13 persons)     871,635                    7.68%

*     Less than 1%.

(1) The calculation is based on 11,355,445 shares of Common Stock outstanding. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, percentages of total outstanding shares have been computed on the assumption that shares of Common Stock that can be acquired within 60 days upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

(2) This includes 3,720 shares of Common Stock issuable pursuant to an option granted under the DSOP.

(3) This includes 3,720 shares of Common Stock issuable pursuant to an option granted under the DSOP.

(4) This includes 3,720 shares of Common Stock issuable pursuant to an option granted under the DSOP.

(5) This includes 10,306 shares of Common Stock owned by Mr. Hummers through the Restricted Stock Plan and 7,242 shares of Common Stock issuable to Mr. Hummers under outstanding options.

(6) This includes 5,580 shares of Common Stock owned by Mr. Morrow through the Restricted Stock Plan and 4,141 shares of Common Stock issuable to Mr. Morrow under outstanding options.

(7) This includes 6,398 shares of Common Stock owned by Mr. Reynolds through the Restricted Stock Plan and 4,360 shares of Common Stock issuable to Mr. Reynolds under outstanding options.

(8) This includes 3,720 shares of Common Stock issuable pursuant to an option granted under the DSOP.

(9) This includes 3,090 shares of Common Stock issuable pursuant to an option granted under the DSOP.

(10) This includes 3,720 shares of Common Stock issuable pursuant to an option granted under the DSOP.

(11) This includes 1,200 shares of Common Stock issuable pursuant to an option granted under the DSOP.

(12) This includes 6,912 shares of Common Stock owned by Mr. Terry through the Restricted Stock Plan and 5,630 shares of Common Stock issuable to Mr. Terry under outstanding options.

(13) This includes 186,799 shares of Common Stock owned by Canal, of which Mr. Timmons is an officer, and 3,720 shares of Common Stock issuable to Mr. Timmons pursuant to an option granted under the DSOP.

(14) This includes 17,636 shares of Common Stock owned by Mr. Whittle through the Restricted Stock Plan and 11,867 shares of Common Stock issuable to Mr. Whittle under outstanding options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Carolina First Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with the Company's Directors and officers and their associates, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. Under banking regulations applicable to state banks, any loan made by such a bank to any of its officers or Directors must be collaterally secured. The aggregate dollar amount of these loans was approximately $14,796,000 at December 31, 1996. During 1996, approximately $14,955,000 in new loans were made and payments totaled approximately $12,664,000.

      Carolina First Bank is a party to a servicing agreement with Resource Processing Group, Inc. ("Resource"), pursuant to which Resource services Carolina First Bank's credit card portfolio. The servicing agreement may be terminated at any time upon 180 day's notice and upon payment of certain amounts. Under the terms of this servicing agreement, Resource receives a monthly servicing fee equal to approximately 3.56% per annum of the average daily balance on the credit card accounts, plus certain other expenses. Such fee is subject to adjustment in certain cases. In 1996, Carolina First Bank paid approximately $3,957,000 in servicing fees to Resource under this servicing agreement. Edward J. Sebastian is Chairman and CEO of Resources Bancshares Corporation, which was the parent corporation of Resource in 1996. Mr. Sebastian was a director of the Company during a portion of 1996, but resigned as a part of the Company's agreement with the Board of Governors of the Federal Reserve Board ("Reserve Board") which permitted the Company to retain its ownership in Affinity. The Company has an application pending seeking Reserve Board approval to permit Mr. Sebastian to serve on both the Company's and Affinity's Boards.

      In 1996, Carolina First Bank purchased approximately $64 million in lease contracts from Republic Leasing Company, Inc. ("Republic Leasing"), a subsidiary of Resource Bancshares Corporation. In connection with such transaction, Carolina First Bank paid a premium of 6% of the principal amount of lease contracts acquired. Republic Leasing continues to service the lease contracts on Carolina First Bank's behalf for a servicing fee which totaled approximately $1,066,000 in 1996.

      In 1996, Resource mailed four million applications in a credit card solicitation on behalf of Carolina First Bank. From such solicitation, approximately 25,000 credit card accounts were opened. In connection with such solicitation, Carolina First Bank paid Republic $10 per new account, for an aggregate of approximately $170,000.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1996, all required
Section 16(a) filings applicable to its executive officers, Directors and greater than 10% beneficial owners were made.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      KPMG Peat Marwick LLP ("KPMG") served as the Company's independent public accountants for the 1996 current fiscal year. KPMG has indicated that it plans to have a representative present at the Annual Meeting. Such representative will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders. The Board of Directors has selected KPMG as the independent public accountants for the Company for the 1997 fiscal year.


                              SHAREHOLDER PROPOSALS

      Proposals by shareholders for consideration at the 1998 Annual Meeting of Shareholders must be received at the Company's offices at 102 South Main Street, Greenville, South Carolina 29601 no later than November 21, 1997, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 1998 Annual Meeting. Under the regulations of the SEC, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.


                              FINANCIAL INFORMATION

      THE COMPANY'S 1996 ANNUAL REPORT IS BEING MAILED TO SHAREHOLDERS CONTEMPORANEOUSLY WITH THESE PROXY MATERIALS. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF MARCH 14, 1997, WHO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1996 FILED WITH THE SEC. ANY SUCH REQUEST SHOULD BE DIRECTED TO CAROLINA FIRST CORPORATION, POST OFFICE BOX 1029, GREENVILLE, SOUTH CAROLINA 29602 ATTENTION:
WILLIAM S. HUMMERS III.


                                  OTHER MATTERS

      Management is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                            By order of the Board of Directors,


                                            /s/ William S. Hummers III
                                            William S. Hummers III
                                            Secretary

March 21, 1997
Greenville, South Carolina

                                    EXHIBIT A



                             Common Stock Amendment

      The Articles of Incorporation are hereby amended to increase the authorized Common Stock of the Company from twenty million (20,000,000) to one hundred million (100,000,000) shares.



                            Preferred Stock Amendment

      The Articles of Incorporation are hereby amended to authorize for issuance twenty-five million (25,000,000) shares of preferred stock. The relative rights, preferences and limitations of such preferred stock shall be determined by the Company's Board of Directors in its sole discretion. The Company's Board of Directors shall have the sole authority to issue shares of such preferred stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The Board is expressly authorized to divide such preferred shares into separate series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series. Each share of each series of serial preferred stock shall have the same relative rights as, and be identical in all respects with, all the other shares of the same series. Among other things, the Board may designate the following variations among any of the various series of preferred stock without further action of the shareholders of the Company:

     (a) the distinctive serial designation and the number of shares constituting such series; (b) the dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s) the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends; (c) the voting powers, full or limited, if any, of shares of such series; (d) whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed; (e) the amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the association; (f) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund; (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the association and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; (h) the price or other consideration for which the shares of such series shall be issued; and (i) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

********************************************************************************

                                    APPENDIX

                           CAROLINA FIRST CORPORATION
PROXY
                          ANNUAL MEETING, MAY 8, 1997
    The undersigned shareholder of Carolina First Corporation, hereby revoking all previous proxies, hereby appoints William R. Timmons, Jr. and William S. Hummers III and each of them, the attorneys of the undersigned, with power of substitution, to vote all stock of Carolina First Corporation standing in the name of the undersigned upon all matters at the Company's Annual Meeting to be held in the Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina on Thursday, May 8, 1997 at 10:30 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned's vote as specified below.
    1. ELECTION OF DIRECTORS.

[ ] FOR ALL NOMINEES set forth below  [ ] WITHHOLD AUTHORITY to vote for all
and to set the number of Directors    nominees below and to set the number of
at ten persons (except as marked to   Directors at ten persons
the contrary below [ ])

M. Dexter Hagy           H. Earle Russell, Jr.           William R. Timmons, Jr.
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.
    2. PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK.
       [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN
    3. PROPOSAL TO INCREASE AUTHORIZED PREFERRED STOCK.
       [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN
    4. At their discretion upon such other matters as may properly come before the meeting.
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAROLINA FIRST CORPORATION. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR APPROVAL OF EACH OF THE PROPOSALS ABOVE.
  (Please date and sign on reverse side and return in the enclosed envelope.)
                  (This proxy is continued on the other side.)

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    Please sign this Proxy as your name or names appear hereon. If stock is held jointly, signature should appear for both names. When signing as attorney, administrator, trustee, guardian or agent, please indicate the capacity in which you are acting. If stock is held by a corporation, please sign in full corporate name by authorized officer and give title of office.
Dated this    day of                            , 1997

                                         Print Name (and title if appropriate)

                                         Signature

                                         Print Name (and title if appropriate)

                                         Signature
                                         PLEASE COMPLETE, DATE, SIGN AND
                                         MAIL THIS PROXY PROMPTLY IN THE
                                         ENCLOSED POSTAGE-PAID ENVELOPE.